EXHIBIT A

                            AGREEMENT

             RESPECTING JOINT FILING OF SCHEDULE 13G


The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G reporting each of the undersigned's ownership of shares of common stock of Sealright Co., Inc., a Delaware corporation, and hereby affirm that such
Schedule 13G is being filed on behalf of each of the undersigned.


Date: August 25, 1998.

                                   /s/ G. Kenneth Baum
                                        G. Kenneth Baum


                                   /s/ William D. Thomas
                                        William D. Thomas


                                   GEORGE K. BAUM GROUP, INC.


                                   By: /s/ William D. Thomas
                                        William D. Thomas
                                        President